Exhibit 99.1

MARCUS CORPORATION REPORTS THIRD QUARTER 2026 RESULTS
Marcus Corporation reports highest quarterly revenue in company history thanks to record third quarter revenue from both Marcus Theatres and Marcus Hotels & Resorts
Milwaukee, October 29, 2026 … The Marcus Corporation (NYSE: MCS) today reported results for the third quarter 2026 ended September 30, 2026.

“Record third quarter revenue in both divisions drove the highest total revenue for any quarter in company history,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “In our theatre business, the successes continued with Marcus Theatres’ record third quarter revenue, powered by the blockbuster hits of Spider-Man: Brand New Day and The Odyssey, along with a strong slate of other appealing films, including several family friendly titles that played well in our markets. Marcus Hotels & Resorts also achieved record third quarter revenue as the busy summer season drew healthy leisure demand. Looking to the remainder of the year, there are even more exciting films ahead, with the holiday movie slate featuring several franchise-driven tentpole films that are expected to appeal to a wide range of audiences. The historic World Series run for the Milwaukee Brewers, along with upcoming holiday travel and events, also bode well for our hotels business as we round out the year.”

Third Quarter 2026 Highlights
•Total revenues for the third quarter of 2026 were $237.8 million, a 13.1% increase from total revenues of $210.2 million for the third quarter of fiscal 2025.
•Operating income was $30.3 million for the third quarter of 2026, a 33.2% improvement from operating income of $22.7 million for the third quarter of fiscal 2025.
•Net earnings were $18.8 million for the third quarter of 2026, a 15.6% increase compared to net earnings of $16.2 million for the third quarter of fiscal 2025. Net earnings for the third quarter of fiscal 2025 were favorably impacted by a $3.0 million, or $0.10 per share, gain from a property insurance settlement, net of tax.
•Net earnings per diluted common share was $0.60 for the third quarter of 2026, a 15.4% increase compared to net earnings per diluted common share of $0.52 for the third quarter of fiscal 2025.
•Adjusted EBITDA was $49.1 million for the third quarter of 2026, a 21.5% increase from Adjusted EBITDA of $40.4 million for the third quarter of fiscal 2025.

First Three Quarters 2026 Highlights
•Total revenues for the first three quarters of 2026 were $623.9 million, a 10.4% increase from total revenues of $565.0 million for the first three quarters of fiscal 2025.

•Operating income was $38.1 million for the first three quarters of 2026, a 148.5% increase from operating income of $15.3 million for the first three quarters of fiscal 2025.
•Net earnings were $19.2 million for the first three quarters of 2026, a 185.8% increase from net earnings of $6.7 million for the first three quarters of fiscal 2025. Net earnings for the first three quarters of fiscal 2025 were favorably impacted by a $3.0 million, or $0.10 per share, gain from a property insurance settlement, net of tax.
•Net earnings per diluted common share was $0.62 for the first three quarters of 2026, a 195.2% increase compared to net earnings per diluted common share of $0.21 for the first three quarters of fiscal 2025.
•Adjusted EBITDA was $97.9 million for the first three quarters of 2026, a 35.1% increase from Adjusted EBITDA of $72.5 million for the first three quarters of fiscal 2025.

The increases in operating results for the first nine months of 2026 were despite having five fewer operating days than the first nine months of fiscal 2025 due to the transition in the Company’s fiscal year in the first quarter of 2025. See Fiscal Year Change section below for further discussion. First nine month year-over-year comparisons herein are on an as-reported basis and include the impact of five fewer operating days in the first nine months of 2026, unless otherwise noted.

Marcus Theatres®

Total Theatre revenues were $145.0 million for the third quarter of 2026, a 20.9% increase over the third quarter of fiscal 2025 and a record for any third quarter. Division operating income was a record $22.2 million for the third quarter of 2026, a $9.9 million improvement compared to the third quarter of fiscal 2025. Adjusted EBITDA was $32.3 million for the third quarter of 2026, a 46.3% increase over the third quarter of fiscal 2025.

Same store admission revenues for the third quarter of 2026 increased 21.8% compared to the prior year quarter. When compared to reported national box office growth, Marcus Theatres’ admission revenue growth during the quarter was negatively impacted by 2.8 percentage points due to box office grosses for films not reported to Comscore by certain streaming content providers that Marcus Theatres played with admission revenues in the third quarter of fiscal 2025. Same store attendance increased 16.8% in the third quarter of 2026, while average ticket prices increased 4.3% compared to the prior year quarter primarily due to pricing changes. Average concession revenues per person increased 3.8% during the third quarter of 2026 compared to the prior year quarter, resulting from increased movie-themed merchandise sales and price optimization.

“The box office continued to soar in the third quarter, with the best summer movie season in company history driving our record-breaking quarterly results,” said Jeffry F. Tomachek, president of Marcus Theatres. “The huge successes of Spider-Man: Brand New Day, which became the top performing domestic film of all time, and The Odyssey, along with a strong slate of other diverse films, drove impressive attendance growth throughout the quarter. The momentum that has been building all year continues as we head deeper into the fourth quarter, with several franchise favorites on the horizon, including The Hunger Games: Sunrise on the Reaping, Dune: Part Three, and Avengers: Doomsday, which is already experiencing strong pre-sales. The holiday movie season is sure to deliver more cinematic delights, continuing what has already been a tremendous year for moviegoing.”

During the third quarter of 2026, Marcus Theatres’ top five highest-performing films were Spider-Man: Brand New Day, The Odyssey, Toy Story 5, Minions & Monsters, and Moana. Films performing well so far in the fourth quarter of 2026 include Verity, Other Mommy, and Street Fighter, with an exciting film slate scheduled for the remainder of the year, including The Cat in the Hat, Godzilla Minus Zero, Hunger Games: Sunrise on the Reaping, I Play Rocky, Hexed, Focker-In-Law, Dune: Part Three, Avengers: Doomsday, The Angry Birds Movie 3, and Jumanji: Open World. While film schedule changes may occur, new films planned to be released during 2027 that have the potential to perform very well include: Ice Age: Boiling Point, Narnia: The Magician’s Nephew, Gatto, The Thomas Crown Affair, The Chosen: The Crucifixion, Sonic the Hedgehog 4, Godzilla x Kong: Supernova, Not Alone, Spaceballs: The New One, The Legend of Zelda, Star Wars: Starfighter, How to Train Your Dragon 2, Spider-Man: Beyond the Spider-Verse, Shrek 5, Man of Tomorrow, A Minecraft Movie: Squared, A Quiet Place Part 3, The Bluey Movie, Teenage Mutant Ninja Turtles: Mutant Mayhem 2, The New

Simpsons Movie, The Conjuring: First Communion, The Great Beyond, Margie Claus, Frozen 3, Avengers: Secret Wars, The Housemaid’s Secret, and The Lord of the Rings: The Hunt for Gollum.

Marcus® Hotels & Resorts

During the third quarter of 2026, Marcus Hotels & Resorts reported total revenues before cost reimbursements of $82.0 million, a $1.6 million or 2.0% increase over the prior year quarter and a record for any third quarter. Division operating income was $15.3 million during the third quarter of 2026, a $1.0 million decrease compared to the third quarter of fiscal 2025. Adjusted EBITDA was $22.6 million in the third quarter of 2026, a $0.6 million decrease compared to the prior year quarter. Operating income and Adjusted EBITDA were negatively impacted by increased repair expenses and lost revenue due to severe storm damage at one property.

Revenue per available room, or RevPAR, at owned hotels increased 2.1% in the third quarter of 2026, driven by higher average daily rates. During the third quarter of 2026, RevPAR growth at comparable owned hotels (excluding The Marc which opened in the first quarter of 2026) outperformed its competitive sets by approximately 1.2 percentage points, driven by strong leisure demand.

“The peak summer travel season contributed to another record revenue quarter for Marcus Hotels & Resorts,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Strong leisure travel, especially at our renovated hotels and resorts, combined with improved business demand across our portfolio, drove positive room rate and RevPAR growth. The fourth quarter is off to a good start, with our Milwaukee hotels benefiting from strong demand related to the Milwaukee Brewers playoff run. Looking forward to the end of the year and into 2027, our upper upscale properties continue to be well positioned within the markets in which we compete.”

In October, three Marcus Hotels & Resorts’ properties were recognized with top honors by Condé Nast Traveler 2026 Readers’ Choice Awards. For the first time, The Pfister Hotel in Milwaukee was recognized as the No. 24 of the 50 Best Hotels in the World and claimed the title of the No. 1 top hotel in the Midwest. In addition, Grand Geneva Resort & Spa in Lake Geneva, Wisconsin was honored as the No. 2 top resort in the Midwest and Kimpton Hotel Monaco Pittsburgh was recognized as the No. 11 top hotel in the Mid-Atlantic by readers of Condé Nast Traveler. The awards are recognized as the travel industry’s most prestigious and longest-running recognitions.

Fiscal Year Change

The first three quarters of 2026 was comprised of five fewer operating days than the first three quarters of fiscal 2025 due to the transition in the Company’s fiscal year in the prior year first quarter. During fiscal 2025 the Company’s fiscal year changed from a 52-53 week fiscal year ending on the last Thursday of each year to a fiscal year ending on December 31 of each year, with quarterly results for three-month periods ending March 31, June 30, September 30 and December 31. The first three quarters of fiscal 2025 consisted of the nine month period beginning December 27, 2024 and ended on September 30, 2025 (comprised of five operating days between December 27-31, 2024, plus 273 operating days in the calendar first three quarters of 2025).

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, October 29, 2026, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com or dialing 1-626-884-3620 and entering the meeting ID 600793939. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A replay of the conference call will be archived on the company’s website until its next earnings release.

For additional information, contact:
Investors: Chad Paris
(414) 905-1100

investors@marcuscorp.com
Media: Megan Hakes
Megan.Hakes@hprstrategies.com

Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the entertainment and hospitality industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 975 screens at 77 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s hospitality division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as tariffs or a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of tariffs that are implemented or merely threatened on our costs; (12) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (13) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (14) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (15) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues:
Theatre admissions	$70,120	$57,714	$187,502	$160,993
Rooms	40,692	39,875	94,860	88,782
Theatre concessions	61,922	51,244	166,751	146,855
Food and beverage	23,810	24,137	63,779	63,257
Other revenues	29,462	26,546	77,830	74,210
	226,006	199,516	590,722	534,097
Cost reimbursements	11,748	10,635	33,180	30,863
Total revenues	237,754	210,151	623,902	564,960

Costs and expenses:
Theatre operations	69,719	59,327	190,973	173,169
Rooms	12,426	12,102	34,529	33,094
Theatre concessions	24,484	20,962	67,834	61,750
Food and beverage	17,495	17,280	49,248	47,565
Advertising and marketing	6,607	7,177	19,116	19,065
Administrative	25,041	22,913	74,043	70,601
Depreciation and amortization	17,131	16,835	52,316	52,276
Rent	6,456	6,304	19,001	18,875
Property taxes	4,767	3,888	13,104	12,625
Other operating expenses	11,304	10,069	31,982	31,007
Loss (gain) on disposition of property, equipment and other assets	110	(72)	304	(1,256)
Impairment charges	183	—	183	—
Reimbursed costs	11,748	10,635	33,180	30,863
Total costs and expenses	207,471	187,420	585,813	549,634

Operating income	30,283	22,731	38,089	15,326

Other income (expense):
Investment income	363	(19)	449	464
Interest expense	(2,529)	(2,766)	(7,893)	(8,569)
Other income (expense)	(342)	4,187	(1,182)	3,300
Equity earnings (losses) from unconsolidated joint ventures	92	57	(597)	(438)
	(2,416)	1,459	(9,223)	(5,243)

Earnings before income taxes	27,867	24,190	28,866	10,083
Income tax expense	9,109	7,960	9,617	3,348
Net earnings	$18,758	$16,230	19,249	6,735

Net earnings per common share - diluted	$0.60	$0.52	$0.62	$0.21

Weighted average shares outstanding - diluted	31,504	31,175	31,143	31,449

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025

Assets:

Cash and cash equivalents	$60,229	$23,448
Restricted cash	4,820	3,134
Accounts receivable	20,680	19,082
Other current assets	18,463	18,912
Property and equipment, net	675,200	697,712
Operating lease right-of-use assets	140,329	142,115
Other assets	103,935	110,129

Total Assets	$1,023,656	$1,014,532

Liabilities and Shareholders' Equity:

Accounts payable	$30,040	$44,523
Income taxes	794	—
Taxes other than income taxes	17,456	18,482
Other current liabilities	88,172	81,390
Current portion of finance lease obligations	2,481	2,827
Current portion of operating lease obligations	17,184	16,219
Finance lease obligations	7,272	8,452
Operating lease obligations	144,398	148,977
Long-term debt	149,170	159,007
Deferred income taxes	38,228	30,905
Other long-term obligations	48,042	46,372
Equity	480,419	457,378

Total Liabilities and Shareholders' Equity	$1,023,656	$1,014,532

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
Three months ended September 30, 2026
Revenues	$145,011	$92,667	$76	$237,754
Operating income (loss)	22,181	15,339	(7,237)	30,283
Depreciation and amortization	9,715	7,025	391	17,131
Adjusted EBITDA	32,347	22,590	(5,807)	49,130

Three Months Ended September 30, 2025
Revenues	$119,941	$90,129	$81	$210,151
Operating income (loss)	12,331	16,356	(5,956)	22,731
Depreciation and amortization	10,155	6,285	395	16,835
Adjusted EBITDA	22,106	23,144	(4,804)	40,446

Nine Months Ended September 30, 2026
Revenues	$388,587	$235,054	$261	$623,902
Operating income (loss)	46,026	14,110	(22,047)	38,089
Depreciation and amortization	29,678	21,480	1,158	52,316
Adjusted EBITDA	76,670	37,023	(15,811)	97,882

Nine Months Ended September 30, 2025
Revenues	$338,948	$225,733	$279	$564,960
Operating income (loss)	21,750	14,506	(20,930)	15,326
Depreciation and amortization	31,316	19,767	1,193	52,276
Adjusted EBITDA	52,346	35,381	(15,273)	72,454
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
Consolidated	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net cash flow provided by (used in) operating activities	$38,448	$39,089	$77,190	$35,400
Net cash flow provided by (used in) investing activities	(6,852)	(15,061)	(23,327)	(46,606)
Net cash flow provided by (used in) financing activities	2,466	(30,246)	(15,396)	(22,892)
Capital expenditures	(10,002)	(20,894)	(26,651)	(60,809)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net earnings	$18,758	$16,230	$19,249	$6,735
Add (deduct):
Investment (income) loss	(363)	19	(449)	(464)
Interest expense	2,529	2,766	7,893	8,569
Other (income) expense (a)	342	(4,187)	1,182	(3,300)
Loss (gain) on disposition of property, equipment and other assets	110	(72)	304	(1,256)
Equity (earnings) losses from unconsolidated joint ventures	(92)	(57)	597	438
Income tax expense (benefit)	9,109	7,960	9,617	3,348
Depreciation and amortization	17,131	16,835	52,316	52,276
Share-based compensation (b)	1,556	1,230	7,006	6,216
Impairment charges (c)	183	—	183	—
Theatre exit costs (d)	—	—	—	135
Insured losses (recoveries) (e)	(133)	(278)	(133)	(243)
Other non-recurring (f)	—	—	117	—
Adjusted EBITDA	$49,130	$40,446	$97,882	$72,454

Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	Three months ended September 30, 2026				Nine Months Ended September 30, 2026
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$22,182	$15,336	$(7,235)	$30,283	$46,026	$14,110	$(22,047)	$38,089
Depreciation and amortization	9,715	7,025	391	17,131	29,678	21,480	1,158	52,316
Loss (gain) on disposition of property, equipment and other assets	67	43	—	110	(153)	468	(11)	304
Share-based compensation (b)	200	319	1,037	1,556	936	981	5,089	7,006
Impairment charges (c)	183	—	—	183	183	—	—	183
Insured losses (recoveries) (e)	—	(133)	—	(133)	—	(133)	—	(133)
Other non-recurring (f)	—	—	—	—	—	117	—	117
Adjusted EBITDA	$32,347	$22,590	$(5,807)	$49,130	$76,670	$37,023	$(15,811)	$97,882

	Three Months Ended September 30, 2025				Nine Months Ended September 30, 2025
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$12,331	$16,356	$(5,956)	$22,731	$21,750	$14,506	$(20,930)	$15,326
Depreciation and amortization	10,155	6,285	395	16,835	31,316	19,767	1,193	52,276
Loss (gain) on disposition of property, equipment and other assets	(280)	225	(17)	(72)	(1,473)	234	(17)	(1,256)
Share-based compensation (b)	178	278	774	1,230	861	874	4,481	6,216
Theatre exit costs (d)	—	—	—	—	135	—	—	135
Insured losses (recoveries) (e)	(278)	—	—	(278)	(243)	—	—	(243)
Adjusted EBITDA	$22,106	$23,144	$(4,804)	$40,446	$52,346	$35,381	$(15,273)	$72,454

(a)Includes a gain from an insurance settlement of $4.5M related to insured property damage at one theatre location in the third quarter of fiscal 2025.
(b)Non-cash expense related to share-based compensation programs.
(c)Non-cash impairment charges in third quarter of 2026 related to one operating theatre.
(d)Reflects non-recurring costs related to the closure and exit of one theatre location in the first quarter of fiscal 2025.
(e)Repair costs and insurance recoveries related to insured property damage at one hotel property during the third quarter of 2026, and one theatre location during fiscal 2025.

(f)Other non-recurring includes professional fees related to the sale of historic tax credits resulting from the renovation at Hilton Milwaukee.